UNITED STATES SECURITIES AND EXCHANGE COMISSION
                        Washington , D.C.  20549


                            FORM 12b-25        SEC File Number 000-49615
                                               CUSIP Number 479277105

                     NOTIFICATION OF LATE FILING

                             (Check One)

( ) Form 10-KSB   ( ) Form 11-K     ( ) Form 20-F     (X) Form 10-QSB

          For Period Ended:    June 30, 2002
______________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

          Not Applicable.
______________________________________________________________________
Part I -- Registrant Information

     Full Name of Registrant:   Commonwealth Equities, Inc.
     Former Name if Applicable:    N/A
______________________________________________________________________
  Address of Principal Executive Office (Street and Number):

          444 Park Forest Way
______________________________________________________________________

  City, State and Zip Code:  Wellington, Florida  33414
______________________________________________________________________
Part II -- Rules 12b-25 (b) and (c)

          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

               [ ]  (a)  The reasons described in reasonable detail in
               Part III of this form could not be eliminated without unreasonable effort or expense;

               [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form NSAR or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

               [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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____________________________________________________________________________
Part III -- Narrative

     State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 20-F or 10-QSB or portion thereof could not be filed within the prescribed time period.

             Delays in posting records for auditors.
______________________________________________________________________
Part IV -- Other Information

          (1) Name and telephone number of person to contact in regard to this notification:

       Michael L. Schumacher       303             480-5037
       ---------------------      ------      ------------------
            (Name)              (Area Code)   (Telephone Number)

          (2)  Have all other periodic reports required
          under Section 13 or 15(d) of the
          Securities Exchange Act of 1934 or Section
          30 of the Investment Company Act of 1940 during   [X] Yes [ ] No
          the preceding 12 months (or for such
          shorter period that the Registrant was
          required to file such reports) been filed?
          If answer no identify report(s).


     (3)  Is it anticipated that any significant
          change in results of operations from the
          corresponding period for the last fiscal          [ ] Yes [X] No
          year will be reflected by the earnings
          statements to be included in the subject report or portion thereof?

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and , if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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REGISTRANT            Commonwealth Equitites, Inc.
             (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


(Date)                   August 14, 2002



                         -----------------------------
BY(Signature)            /s/ Michael L. Schumacher
(Name and Title)         Michael L. Schumacher, Secretary,Treasurer, and
                         Director